UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                 Commission File Number 0-29195

(Check One):  [X] Form 10-K    [ ] Form 20-F    [ ] Form 11-K    [ ] Form 10-Q
              [ ] Form N-SAR

              [X] For Period Ended:  December 31, 2001
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended:

PART I - REGISTRANT INFORMATION

Full name of Registrant:                New Millennium Media International, Inc.
Address of Principal Executive Office:  200 9th Avenue North, Suite 210
City, State and Zip Code:               Safety Harbor, Florida 34695

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12B-25(B), the following should be completed. (Check box if appropriate)

     [x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]  (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12B-25 (c) has been attached if applicable.

PART III - NARRATIVE

All information required to be included in the Form 10-KSB is not currently available and the Form 10-KSB is still being reviewed. The Company expects to file Form 10-KSB within the next fifteen (15) days.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          John Thatch                    (727)                    797-6661
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              (Name)                   (Area Code)            (Telephone Number)

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(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If answer is no, identify report(s).

                                                                [x] Yes   [ ] No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                                                                [ ] Yes   [x] No
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                    New Millennium Media International, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

DATE  March 28, 2002                   /s/ John D. Thatch
      -----------------                    --------------------
                                           John D. Thatch
                                           President/CEO